Exhibit 99.2
                            Chaparral Resources, Inc


For Immediate Release: Monday, March 13, 2006

            CHAPARRAL RESOURCES ANNOUNCES UNAUDITED PRELIMINARY 2005
                      RESULTS AND UPDATE TO PROVED RESERVES

White Plains, New York, March 13, 2006 - Chaparral Resources, Inc. (OTCBB:
CHAR), an exploration and development company operating in Kazakhstan, today releases its unaudited preliminary operating results for the year ended December 31, 2005.

HIGHLIGHTS:

Financial
     o 92% increase in total revenue - $150.6 million for the year ended December 31, 2005 (2004: $78.5 million)
     o 262% increase in net income - $30.8 million ($0.77 per share on a fully diluted basis) for the year ended December 31, 2005, compared to $8.5 million ($0.22 per share) for year ended December 31, 2004.

Operational
     o Record annual production - An increase of 25% to 3,534,000 barrels, net of royalties, from 2,835,000 barrels net in 2004.
     o 12% increase in proved reserves to 45.3 million barrels of oil, net of royalties (as at December 31, 2005)
     o Total well stock at December 31, 2005 rises to 80 including 61 producers and nine water injection wells.

Commenting on the annual results for Chaparral, Boris Zilbermints, CEO of Chaparral said:

"During 2005 Chaparral has increased production to over 12,000 barrels per day from the Karakuduk field by the year end and plans to continue to invest in the Karakuduk field throughout 2006. As previously reported, however, the suspension of drilling activities, resulting from the decision by Oil and Gas Drilling and Exploration of Krakow ("OGEC") to terminate its drilling contract has led to a delay in the Company's proposed capital investment program in 2006. This will have an adverse effect on the production levels previously anticipated during the forthcoming year"

The Company has benefited from a 20% increase in sales volumes and the general rise in oil prices over 2005. This has led to a 92% increase in net revenues to $151 million in 2005 from $78 million in 2004 and a 186% increase in income from operations to $80 million for the year ended December 31, 2005 from $28 million in 2004. Cumulative returns on the Karakuduk field have now reached a level that requires ZAO Karakudukmunay to pay Excess Profits Taxes. As a result the Company has made a provision of $3.2 million in the quarter ended December 31, 2005. The Company is unable to quantify the expected effect on the results for 2006 due to the significant impact that small fluctuations in the oil price will have on the calculation of Excess Profits Tax.

The Company drilled 15 wells during 2005 and at December 31, 2005 the total well fund stood at 80 wells. During 2006 the Company intends to drill a further 12 wells. Following the demobilization of the drilling rig by OGEC, a new tender was conducted and there were eight companies that submitted their proposals. The Company anticipates that a new drilling contractor will be selected in time for the drilling program at the Karakuduk field to recommence in the third quarter of 2006.

The Company is also constructing a rail rack to transport Karakuduk crude oil to the Kazakhstan port of Aktau. This will increase our average revenue per barrel by ensuring that the high quality crude oil from Karakuduk is not mixed with lower quality, high sulfur oil in the KTO pipeline system the Company currently uses. The total capital cost of this project is over $13 million.

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Chaparral Resources, Inc.                                                 Page 2
March 13, 2006


For further information, please contact:
----------------------------------------
Boris Zilbermints, CEO                              Tel: +7 3172 591 100
Chaparral Resources, Inc.

Charles Talbot, CFO                                 Tel: +44 20 7495 8908
Chaparral Resources, Inc.

Investor Relations
Olav Svela, Vice President                          Tel: +1 416-868-1079
Cavalcanti Hume Funfer Inc. (CHF Inc.)              Fax: +1 416-868-6198
                                                    olav@chfir.com
                                                    --------------




Notes:

Chaparral Resources, Inc. is an independent oil and gas exploration and development company. It has a total net 60% interest in ZAO Karakudukmunay ("KKM") that holds a governmental licence to develop the Karakuduk field in western Kazakhstan.


The financial statements included herewith are unaudited and preliminary only. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. Reference should be made to the relevant notes to the Company's financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31,2004.The unaudited information furnished herein was taken from the books and records of the Company. However, such information reflects all adjustments which are, in the opinion of management, normal recurring adjustments necessary for the fair statement of the results for the interim periods presented. Readers are cautioned that the preceding statements and information may include certain estimates, assumptions and other forward-looking information. The actual future performance, developments and/or results of the corporation may differ materially from any or all of the forward-looking statements, which include current expectations, estimates and projections, in all or part attributable to general economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the corporation, including oil prices, imprecision of reserve estimates, drilling risks, future production of gas and oil, rates of inflation, changes in future costs and expenses related to the activities involving the exploration, development, production and transportation of oil, hedging, financing availability and other risks related to financial activities, and environmental and geopolitical risks. Discussion of the various factors that may affect future results is contained in the corporation's recent filings with the SEC. The corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.




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Chaparral Resources, Inc.                                                                Page 3
March 13, 2006



CHAPARRAL RESOURCES, INC. Unaudited Condensed Consolidated Balance Sheets As at December 31, 2005 and 2004
Expressed in thousands of U.S. dollars

                                                                  2005                  2004
                                                                  ----                  ----
Assets
Current assets
Cash and cash equivalents                                        20,995                   9,611
Accounts receivable and prepaid expenses                         29,472                   7,002
Crude oil inventories                                               596                      36
                                                               --------                --------
   Total current assets                                          51,063                  16,649
Oil and gas properties                                          100,624                  94,966
Property, plant and equipment                                     6,904                   6,514
Other non-current assets                                         10,201                   5,574
                                                               --------                --------
Total assets                                                    168,792                 123,703
                                                               ========                ========

Liabilities
Current liabilities
Accounts payable                                                  8,497                   8,540
Accrued liabilities and other current liabilities                 3,246                   9,753
Income and excess profit taxes payable                            3,283                   2,052
Current portion of long term debt                                24,679                  19,778
                                                               --------                --------
   Total current liabilities                                     39,705                  40,123

Long-term debt                                                    7,333                  12,000
Minority interests                                               34,164                  12,099
Other long term creditors                                         2,081                   4,789

                                                               --------                --------
Total liabilities                                                83,283                  69,011
                                                               --------                --------

Shareholders' equity
Share capital                                                   107,230                 107,230
Accumulated deficit                                             (21,721)                (52,538)
                                                               --------                --------
Total shareholders' equity                                       85,509                  54,692
                                                               --------                --------

                                                               --------                --------
Total liabilities and shareholders' equity                      168,792                 123,703
                                                               ========                ========


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Chaparral Resources, Inc.                                                           Page 4
March 13, 2006



CHAPARRAL RESOURCES, INC.  Unaudited Condensed Consolidated Statement of Operations
For the Years Ended December 31, 2005 and 2004
Expressed in thousands of U.S. dollars, except per share amounts

                                                   Year ended                   Year ended
                                            December 31, 2005            December 31, 2004
                                            -----------------            -----------------

Revenue
Crude Oil                                             150,584                      78,451

Costs and expenses                                     70,102                      50,280
                                                     --------                    --------

Income from operations                                 80,482                      28,171

Other income/(expenses)                                (4,706)                     (5,065)

Minority interest                                     (22,064)                     (7,464)
                                                     --------                    --------

Income from continuing operations
before income taxes                                    53,712                      15,642

Income taxes                                          (22,895)                     (7,120)
                                                     --------                    --------

Net income                                             30,817                       8,522
                                                     ========                    ========

Basic earnings per common share                      $   0.81                    $   0.22

Fully diluted earnings per common
share                                                $   0.77                    $   0.22


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Chaparral Resources, Inc.                                                                    Page 5
March 13, 2006



CHAPARRAL RESOURCES, INC.  Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005 and 2004
Expressed in thousands of U.S. dollars



                                                                       2005                  2004
                                                                       ----                  ----
Cash flows from continuing operations
Net income                                                            30,817                  8,522
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation and amortization                                      25,375                 18,180
   Minority interest                                                  22,064                  7,464
   Other items                                                       (30,828)                10,925
                                                                     -------                -------
Net cash provided by/(used in) operating activities                   47,428                 45,091
                                                                     -------                -------

Cash flows from investing activities
Capital expenditure on oil and gas properties and
property plant and equipment                                         (31,429)               (33,324)
Investment in amterials and supplies inventory                        (2,844)                (2,459)
                                                                     -------                -------
Net cash used in investing activities                                (34,273)               (35,783)
                                                                     -------                -------

Cash flows from financing activities
Loans received                                                        59,000                  7,000
Loans paid                                                           (58,988)                (9,000)
Other non-current assets                                              (1,783)                  (336)
                                                                     -------                -------
Net cash provided by financing activities                             (1,771)                (2,336)
                                                                     -------                -------



Net increase in cash and cash equivalents                             11,384                  6,972
Cash and cash equivalents at beginning of year                         9,611                  2,639
                                                                     -------                -------
Cash and cash equivalents at end of year                              20,995                  9,611
                                                                     =======                =======




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Chaparral Resources, Inc.                                                                                   Page 6
March 13, 2006


CHAPARRAL RESOURCES, INC. Reserves estimates, production and sales data Expressed in thousands of barrels

                                                             Reserves at December 31,     Reserves at December 31,
                                                                                 2005                         2004

Total proved reserves (net of royalties)                                       45,331                       40,555
Minority interest                                                             (18,132)                     (16,222)
Net Chaparral interest in proved reserves                                      27,199                       24,333

Production                                                                      3,534                        2,835
Sales                                                                           3,297                        2,758




                                                               - ENDS -
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